EXHIBIT 14.1

                                 CODE OF ETHICS


Preface


The Company's Principal Executive Officer (CEO), and certain Senior Financial Officers hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, Principal Executive Officer (CEO) and Senior Financial Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. The Principal Executive Officer
(CEO) and Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company's financial organization, and by demonstrating the following:

I.       Honest and Ethical Conduct

I. The Principal Executive Officer (CEO) and Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:


          o Encourage and reward professional integrity in all aspects of the organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the Company itself.


          o Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a member of the Company, including the Principal Executive Officer (CEO) and Senior Financial Officers.


          o Provide a mechanism for members of the finance organization and the Company to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.


          o Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Company.


          o Provide full, fair, accurate, timely and understandable public disclosures.

          o Provide prompt internal reporting to identify persons of code violations.




II.      Financial Records and Periodic Reports

I. The Principal Executive Officer (CEO) and Senior Financial Officers will establish and manage the Company transaction and reporting systems and procedures to ensure that:


          o Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.


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          o    The retention or proper disposal of Company records shall be in accordance with established Company financial policies and applicable legal and regulatory requirements.


          o Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.




II.      Compliance with Applicable Laws, Rules and Regulations


     The Principal Executive Officer (CEO) and Senior Financial Officers will establish and maintain mechanisms to:


          o Educate members of the finance organization and the Company about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally.

          o Monitor the compliance of the finance organization and the Company with any applicable federal, state or local statute, regulation or administrative rule


          o Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.


May 7, 2003





/s/ Linda B. Grable                         /s/ Allan L. Schwartz
-------------------                         ---------------------
Linda B. Grable, CEO                        Allan L. Schwartz, CFO




/s/ Gregg Rodes
---------------
Gregg Rodes, Controller